EXHIBIT 99.2
STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement (this “Agreement”) is entered into as of February 12, 2008, by and among Rudolf Gunnerman and Doris Gunnerman (“Gunnerman”), and the entities identified on the signature pages hereto, as buyers (each a “Buyer” and collectively “Buyers”).
     NOW, THEREFORE, for good and valuable consideration, Gunnerman, Borrower and Buyer agree as follows:
     1. Purchase and Sale. Subject to the terms, conditions and representations in this Agreement, Buyers agree to purchase from Gunnerman and Gunnerman agrees to sell to Buyers in the amounts indicated on the signature pages hereto (each a “Proportionate Amount”), all right, title and interest of Gunnerman in and to 2,000,000 shares of $.001 par value common stock (“Common Stock”) of Sulphco, Inc. (the “Company”) (“Purchased Stock”) for the purchase price (“Purchase Price”) described below.
     2. Consideration and Payment of Purchase Price.
          (a) The Purchase Price of 750,000 shares of Common Stock shall be $4.00 per share of Common Stock and be payable on the initial closing date (“Initial Closing Date”). On or prior to the Initial Closing Date, Gunnerman will deliver all of the Purchased Stock to Grushko & Mittman, P.C. as Escrow Agent, which will be held and released pursuant to the terms of an Escrow Agreement among Gunnerman, Buyers and the Escrow Agent relating to the Purchased Stock. Seven hundred and fifty thousand shares of Purchased Stock will be delivered to the Escrow Agent in the Buyer’s names in their Proportionate Amounts or in Gunnerman’s name with two medallion signature guaranteed stock powers endorsed in blank. If such Purchased Stock is delivered in Gunnerman’s name, the Escrow Agent is instructed to arrange for the Company’s transfer agent to reissue the Purchased Stock in each Buyer’s Proportionate Amounts. On or prior to the Initial Closing Date, each Buyer will deliver its Proportionate Amount of $3,000,000 to the Escrow Agent. On the Initial Closing Date, the Escrow Agent will release up to $3,000,000 to Gunnerman and up to 750,000 shares of Purchased Stock to the Buyers registered in each Buyer’s name, pursuant to the terms of the Escrow Agreement. The date such funds and shares are actually released is the Initial Closing Date.
          (b) The Purchase Price of 1,250,000 shares of Purchased Stock shall be determined as follows: one-thirtieth (1/30th) of 1,250,000 shares of Purchased Stock shall be valued each trading day for the thirty consecutive trading days commencing on the fiftieth trading after the Initial Closing Date (“Pricing Period”) at ninety percent (90%) of the daily volume weighted average price as reported by Bloomberg LP for the principal trading market for the Common Stock (“VWAP”), but not less than $2.75 nor more than $5.50 per share of Purchased Stock. Not later than five trading days after the thirtieth trading day of the Pricing Period (the actual date such notice is given being the “Payment Notice Date”), Grushko & Mittman, P.C. (the “Escrow Agent”) will notify Gunnerman and Buyers of the Purchase Price of the Purchased Stock priced during the Pricing Period. Not later than five trading days after the Payment Notice Date, each Buyer shall deliver to Grushko & Mittman, P.C., pursuant to the Escrow Agreement, its Proportionate Amount of the aggregate Purchase Price for the 1,250,000 shares of Purchased Stock to be priced during the Pricing Period. Thereafter, such Purchased

Stock to be purchased by each Buyer will be released to each Buyer and the Purchase Price for such 1,250,000 shares of Purchased Stock will be released to Gunnerman pursuant to the Escrow Agreement. The date of such mutual release is the Second Closing Date.
     3. Delivery of Purchased Stock by Gunnerman. Not later than five days after the date of this Agreement, Gunnerman shall deliver the Purchased Stock referred to in Section 2(b) above, to the Escrow Agent issued in the names of the Buyers. Gunnerman will deliver two share certificates for each Buyer, with each such certificate representing one-half of the Proportionate Amount of each such Buyer’s Purchased Stock. In the alternative, Gunnerman will deliver one or more share certificates to the Escrow Agent representing 1,250,000 shares of Purchased Stock together with medallion signature guaranteed stock powers endorsed in blank. The Escrow Agent is instructed, prior to such release and prior to the Second Closing Date, to cause the Company’s transfer agent to reissue such certificates in the names of the Buyers in their respective Proportionate Amounts.
     4. Purchase and Sale.
          (a) Effective upon the date of this Agreement (“Closing Date”), and subject to and conditioned upon the terms, covenants, limitations, and conditions contained herein, Gunnerman hereby sells, transfers, and assigns to Buyer, and Buyer hereby purchases and accepts from Gunnerman, in each case on and as of the Closing Date, all of Gunnerman’s right, title and interest, in, to, and under each such Buyer’s Proportionate Share of the Purchased Stock.
          (b) If Gunnerman receives any dividend or other payments from the Company with respect to the Purchased Stock after the Closing Date, Gunnerman will forward to each Buyer, such Buyer’s Allocated Portion of such dividends or other payments.
     5. Election Not to Purchase. In the event the VWAP for any of the last five trading days of the Pricing Period is less than $7.00 per share of Common Stock or the trading volume reported by Bloomberg LP for the principal trading market for the Common Stock is less than 1,000,000 shares for any such trading day, then each Buyer for himself by written notice to Gunnerman and the Escrow Agent not later than the Payment Notice Date may elect to not purchase the portion of the Purchased Stock to be priced during the Pricing Period.
     6. Buyer’s Obligations. In connection with the sale and transfer of the Purchased Stock, each Buyer shall deliver to Escrow Agent and Gunnerman such Buyer’s Proportionate Amount of the Purchase Price and an executed copy of this Agreement.
     7. Representations and Warranties and Covenants of Gunnerman. Each of Rudolf and Doris Gunnerman hereby represents and warrants and covenants to Buyer as follows:
          (a) Gunnerman is an individual, who is a U.S. citizen.
          (b) Gunnerman has the full power and authority to execute, deliver and perform this Agreement and to enter into and consummate the transactions contemplated by and described in this Agreement. Gunnerman has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement and this

Agreement constitutes a legal, valid and binding obligation of Gunnerman, enforceable against Gunnerman in accordance with its terms.
          (c) As of the date of issuance of the Purchased Stock to Gunnerman, the Purchased Stock was validly issued, fully paid and nonassessable.
          (d) Gunnerman is the legal and beneficial owner and holder of the Purchased Stock and Gunnerman has not pledged, assigned or otherwise previously transferred the Purchased Stock. The Purchased Stock is free and clear of any liens, encumbrances, etc. whatsoever.
          (e) Gunnerman has not entered into any agreement or arrangement which would affect their ability to sell the Purchased Stock hereunder.
          (f) The Gunnermans were provided with the opportunity to present this Agreement and related documentation to an attorney for review and have determined upon their own free will to not avail themselvesf of such right. They understand that the transaction contemplated by this Agreement is a sophisticated business and financial transaction, and they have the acumen and experience to review this Agreement and related documentation and to enter into the transactions set forth in the Agreement without the aid of counsel. They acknowledge that they have not relied upon the advice, judgment or counsel of attorneys for either the Borrower or Buyer and they waive any claims the ymay have against such counsel arising out of this transaction.
          (g) Gunnerman is responsible for making any filings required to be made by him with all regulatory bodies arising from the transactions contemplated hereby.
          (h) No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Gunnerman.
     8. Representations and Warranties of Buyer. Each Buyer for itself only, hereby represents and warrants to Gunnerman:
          (a) Buyer has all requisite power and authority to execute, deliver and perform this Agreement and to enter into and consummate the transactions contemplated by this Agreement. The officer or officers of Buyer who shall execute and deliver this Agreement have been duly authorized to do so by all requisite action on the part of Buyer. Buyer has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.
          (b) Buyer has made such examination, review and investigation of the Purchased Stock and the Company, and of any and all facts and circumstances necessary to evaluate the Purchased Stock it has deemed necessary or appropriate. Except for the representations and warranties specifically and expressly made by Gunnerman above (a) Buyer has been and will continue to be solely responsible for Buyer’s own independent investigations as to all aspects of the contemplated transactions; and (b) Buyer has not relied upon any expressed or implied, written or oral, representation, warranty or other statement by or on behalf of Gunnerman concerning the Purchased Stock and the Company, except for such representations and warranties of Gunnerman as are specifically and expressly provided in this Agreement.
          (c) Buyer is acquiring the Purchased Stock without any view either to participate in (other than as described in this Agreement), or to sell the Purchased Stock in connection with any public distribution thereof, and Buyer has no intention of making any distribution of the Purchased Stock in a manner which would violate applicable securities laws; provided, however, that nothing in this Agreement shall restrict or limit in any way Buyer’s ability and right to dispose of all or part of the Purchased Stock in accordance with such laws if at some future time Buyer deems it advisable to do so.
     9. Excluded Information. Each of Gunnerman and the Buyers may have come into possession of non-public information related to the Company that may not be known to the other, and will not be disclosed to the other, which information, may be material to the Company and/or the value of the Purchased Stock (collectively “Excluded Information”). The foregoing notwithstanding, each party hereto has decided to proceed with the transactions described herein and all other agreements among the parties. Each party shall have no liability to the other or its affiliates and each party, on behalf of itself and its affiliates, waives any and all claims it might have against the other or any of its officers, directors, agents, affiliates, partners, managers or members, whether under applicable securities laws or otherwise, with respect to the non-disclosure of the Excluded Information. Each party has not requested and does not want to receive any of the Excluded Information.
     10. Taxes. Each party shall be responsible for the payment of all taxes and charges, including sales and transfer taxes and recording taxes, resulting from or payable in connection with the Agreement for which each party is liable as a matter of law. No party shall have the obligation to pay taxes due by another party.
     11. Further Assurances. Effective upon the date of this Agreement, Gunnerman, Borrower and each Buyer each hereby covenant and agree to execute and deliver all such documents and instruments, and to take such further actions as may be reasonably necessary or appropriate, from time to time, to carry out the intent and purpose of this Agreement and to consummate the transactions contemplated hereby.
     12. Miscellaneous.
          (a) Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to Gunnerman:	Rudolf Gunnerman and Doris Gunnerman
6601 Windy Hill Way
Reno, NV 89511
Fax: (775) 826-2727
Notice to either Rudolf Gunnerman or Doris Gunnerman shall be deemed notice to both of Rudolf Gunnerman and Doris Gunnerman.

If to Buyers:	To the one or more addresses and telecopier
numbers indicated on Schedule A hereto

With a copy to:	Grushko & Mittman, P.C.
551 Fifth Avenue, Suite 1601
New York, NY 10176
Attn: Eliezer Drew, Esq.
Fax: (212) 697-3575
          (b) No Waiver. No delay or omission by either party hereto in exercising any right or power arising from any default by the other party hereto shall be construed as a waiver of such default or as an acquiescence therein, nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right or power arising from any default by the other party hereto. No waiver of any breach of any of the covenants or conditions contained in this Agreement shall be construed to be a waiver of or an acquiescence in or a consent to any previous or subsequent breach of the same or of any other condition or covenant.
          (c) No Third Party Beneficiary. This Agreement is made for the sole benefit of Gunnerman and Buyers and their respective successors and permitted assigns, and no other person or persons shall have any rights or remedies under or by reason of this Agreement or any right to the exercise of any right or power of either party hereto or arising from any default by either party hereto.
          (d) Attorney Fees and Costs. In the event any legal action is undertaken in order to enforce or interpret any provision of this Agreement, the prevailing party in such legal action, as determined by the court, shall be entitled to receive from the other party the prevailing party’s reasonable attorneys’ fees and court costs.
          (e) No Agreement to Third Party. This Agreement shall not be assigned by either party without the written consent of the other parties, which consent may be withheld in such other party’s sole discretion.

          (f) Integration; Entire Agreement. This Agreement and any documents executed in connection herewith or pursuant hereto constitute the entire understanding between the parties hereto with respect to the subject matter hereof, superseding all prior written or oral understandings, and may not be terminated, modified or amended in any way except by a written agreement signed by each of the parties hereto.
          (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same document. This Agreement may be executed by facsimile signature and delivered by facsimile transmission.
          (h) Legal Effect. If any provision of this Agreement conflicts with applicable law, such provision shall be deemed severed from this Agreement, and the balance of this Agreement shall remain in full force and effect.
          (i) Choice of Law and Venue; Jury Trial Waiver. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to principles of conflicts of law. GUNNERMAN, BORROWER AND BUYER WAIVE ANY RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN, INCLUDING CLAIMS BASED ON CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER COMMON LAW OR STATUTORY BASES. Each party hereby submits to the exclusive jurisdiction of the state and federal courts located in the County of New York, State of New York.
          (j) Gunnerman, Borrower and Buyer shall each bear their own expenses, including legal fees, incident to the negotiation and preparation of this Agreement and the consummation of the transaction contemplated thereby.
[Balance of Page Intentionally Left Blank]

     IN WITNESS WHEREOF the undersigned have executed this Stock Purchase Agreement as of the date above written.

RUDOLF GUNNERMAN

/s/ Rudolf Gunnerman

DORIS GUNNERMAN

/s/ Doris Gunnerman
[Signature Page to Stock Purchase Agreement, etc.]
[Signatures of Buyers Continued Next Page]

[BUYER SIGNATURE PAGES TO STOCK PURCHASE AGREEMENT]
     IN WITNESS WHEREOF the undersigned have executed this Agreement as of the first date above written.
Name of Buyer: Iroquois Master Fund Ltd.
Signature of Authorized Signatory of Buyer: /s/ Josha Silverman
Name of Authorized Signatory: Josha Silverman
Title of Authorized Signatory: Authorized Signatory
Fax Number of Buyer:
Address for Notice to Buyer:
With a copy to (which shall not constitute notice):
Grushko & Mittman, P.C.
551 Fifth Avenue, Suite 1601
New York, NY 10176
Attn: Eliezer Drew, Esq.
Fax: (212) 697-3575
Email: counslers@aol.com
Address for Delivery of Securities for Buyer (if not same as above):
Proportionate Amount: Two-Thirds
[BUYER SIGNATURE PAGES TO STOCK PURCHASE AGREEMENT]

[BUYER SIGNATURE PAGES TO STOCK PURCHASE AGREEMENT]
     IN WITNESS WHEREOF the undersigned have executed this Agreement as of the first date above written.
Name of Buyer: Ellis Capital LP
Signature of Authorized Signatory of Buyer: /s/ Martin Chopp
Name of Authorized Signatory: /s/ Martin Chopp
Title of Authorized Signatory: General Partner
Fax Number of Buyer:
Address for Notice to Buyer:
With a copy to (which shall not constitute notice):
Grushko & Mittman, P.C.
551 Fifth Avenue, Suite 1601
New York, NY 10176
Attn: Eliezer Drew, Esq.
Fax: (212) 697-3575
Email: counslers@aol.com
Address for Delivery of Securities for Buyer (if not same as above):
Proportionate Amount: One-Third
[BUYER SIGNATURE PAGES TO STOCK PURCHASE AGREEMENT]